EXHIBIT 99.1

Argos Therapeutics Completes Lease Agreement for Commercial Manufacturing Space on the Centennial Campus of North Carolina State University

40,000 square feet of newly constructed space at the Center for Technology & Innovation to support initial commercialization of company’s individualized immunotherapies

DURHAM, N.C., Jan. 19, 2017 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (Nasdaq:ARGS) (“Argos”), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies based on the Arcelis® precision immunotherapy technology platform, announced today the completion of a lease agreement with Keystone-Centennial II, LLC, for 40,000 square feet of newly constructed manufacturing space at the Center for Technology & Innovation (CTI) on the Centennial Campus of North Carolina State University in Raleigh, NC.

Argos plans to use the manufacturing space at CTI to prepare for submission of a biologics license application (BLA) to the U.S. Food & Drug Administration and to support initial commercialization of rocapuldencel-T, the company’s most advanced product candidate, which is being evaluated for the treatment of metastatic renal cell carcinoma (mRCC) in the company’s pivotal ADAPT Phase 3 clinical trial. Because the company’s Arcelis® technology platform enables broad geographic coverage from a single facility, CTI is expected to support both domestic and international launches for the first few years, pending regulatory approval of rocapuldencel-T.

“Securing a lease for the CTI facility is a critical step on our path towards becoming a fully-integrated commercial-stage biotechnology company,” said Jeff Abbey, president and chief executive officer of Argos. "Our two-stage manufacturing strategy positions us to employ an established and proven-effective manual manufacturing process at CTI with the capacity to support approximately 1,800 patients per year at launch, with expansion capacity to 2,400 patients per year, pending regulatory approval. This strategy optimizes capital utilization as we prepare for a BLA submission for rocapuldencel-T and also allows us to assess early commercial uptake and better project capacity requirements for our planned 125,000 square foot Centerpoint facility in Durham, NC, which can be designed to accommodate our automated manufacturing process.”

"In our role of facilitating economic development, we applaud the commitment Argos is making to extend its research partnerships and North Carolina roots to Centennial Campus," said Dr. Alan Rebar, Vice Chancellor of Research, Innovation and Economic Development, at North Carolina State University. “We are excited that Argos has chosen CTI as it seeks to develop and commercialize cutting-edge immunotherapies for people with serious illnesses and look forward to a productive partnership."

About the Arcelis® Technology Platform
Arcelis® is a precision immunotherapy technology that captures both mutated and variant antigens that are specific to each patient’s individual disease. It is designed to overcome immunosuppression by producing a specifically targeted, durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to the treatment of a wide range of different cancers and infectious diseases, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies. The Arcelis® process uses only a small disease sample or biopsy as the source of disease-specific antigens, and the patient’s own dendritic cells, which are optimized from cells collected by a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease-specific antigens. These activated, antigen-loaded dendritic cells are then formulated with the patient’s plasma, and administered via intradermal injection as an individualized immunotherapy.

About Argos Therapeutics
Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, rocapuldencel-T, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). In addition, rocapuldencel-T is being studied in Phase 2 investigator-initiated clinical trials as neoadjuvant therapy for renal cell carcinoma (RCC) and for the treatment of non-small cell lung cancer (NSCLC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of human immunodeficiency virus (HIV), which is currently being evaluated in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients.

About Keystone
Keystone-Centennial II, LLC is a project subsidiary of Keystone Corporation.  Keystone Corporation is a Raleigh, NC, based real estate development firm founded in 1979. Keystone utilizes the extensive acquisition, development, leasing, and management experience of its principals and team to opportunistically invest in a vast range of commercial and residential properties across the United States and internationally. Keystone Corporation has built over 6 million square feet of office and laboratory space, 7,000 single-family lots, 1,500 Class A apartments, 296 townhomes, and 72 condominiums. This is its second project on the Centennial Campus of North Carolina State University.

Forward Looking Statements
Any statements in this press release about Argos’ future expectations, plans and prospects, including statements about the expected use of the leased manufacturing space, Argos’ financial prospects, future operations and sufficiency of funds for future operations, clinical development of Argos’ product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for Argos and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," “may,” "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether Argos can successfully establish commercial manufacturing operations on a timely basis or at all; and other factors discussed in the "Risk Factors" section of Argos’ Form 10-Q for the quarter ended September 30, 2016, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos’ views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos’ views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos’ views as of any date subsequent to the date hereof.

Media contact:

Adam Daley
Berry & Company Public Relations
212-253-8881
adaley@berrypr.com

Investor contact:

John Menditto
Argos Therapeutics, Inc.
919-908-0687
jmenditto@argostherapeutics.com